VIII.	HWCP CODE OF ETHICS

CODE OF ETHICS

A.	Introduction
This is the Code of Ethics (the “Code”) of Horizons West Capital Partners, LLC (the "Company").  The Company’s Policies on Insider Trading and Personal Securities Transactions are included in the Code.
Important Considerations About This Code:
1.	Terms in boldface have special meanings as used in this Code. Please read the instructions below.
2.
All Access Persons must complete three Reporting Forms under this Code. Additional information regarding these Reporting Forms can be found below.   Copies of the Reporting Forms are included at the end of the Code or copies can be obtained from the Chief Compliance Officer.

3.	The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:
a.	the Company expects that waivers will be granted only in rare instances, and
b.	some provisions of the Code that are mandated by law cannot be waived.
4.	For purposes of this Code, Steven MacNamara is considered an Associated Person of the Company.
5.
The Company’s management will review the terms and provisions of this Code at least annually and make amendments as necessary.  Any amendments will be distributed to all Associated Persons of the Company, and each Associated Person must provide in writing their receipt, understanding and acceptance of the changes.

6.	All Associated Persons are required to sign an Agreement to abide by the Company’s Code of Ethics and certify annual compliance with the Code.

B.	General Principles
The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its Associated Persons to:
1.	use for their own benefit (or the benefit of anyone other than the client), to the specific detriment of the client, information about the Company’s recommendations for clients; or
2.	take advantage of investment opportunities that would otherwise be available for the Company’s clients.
Also, as a matter of business policy, the Company wants to avoid even the appearance that the Company, its Associated Persons or others receive any improper benefit from information about client accounts or from our relationships with our clients.
The Company expects all Associated Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code.  The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. Violation of either the letter or the spirit of this Code, may result in the Company taking disciplinary measures.
Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

C.	Definitions
These terms have special meanings in this Code of Ethics:
1.
Supervised Person - This term includes current and future employees, directors, officers and partners of the Company, as well as any other person occupying a similar status or performing similar functions.  The Company may also include in this category all temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer.  For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code.  The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

2.
Access Person - An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.  All of the Company’s current and future directors, officers, and partners are presumed to be Access Persons.

3.	Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as ‘Associated Persons’.
4.	Advisory Client - Any person for whom or entity for which the Company serves as investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.
5.
Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person’s immediate family living in the Access Person’s household, as defined below.

6.
Chief Compliance Officer – Steven MacNamara, CFA.  For purposes of reviewing the Chief Compliance Officer’s own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by Steven MacNamara, CFA.

7.	Covered Account – Means any account in which an Access Person has any direct or indirect Beneficial Ownership.

8.	Covered Securities - Means anything that is considered a "security" under the Investment Company Act of 1940.
This is a very broad definition of security.  It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:
a.	exchange traded funds;
b.	options on securities, on indexes and on currencies;
c.	investments in all kinds of limited partnerships;
d.	investments in foreign unit trusts and foreign mutual funds; and
e.	investments in private investment funds and hedge funds.
9.	Non-Reportable Securities - Rule 204A-1 does not require Access Persons to report:
a.	Direct Obligations of the US Treasury;
b.	Bankers’ acceptance, Certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
c.	Money market fund shares;
d.	Shares of open end mutual funds, unless the Company or control affiliate acts as the investment adviser or principal underwriter for the fund;
e.	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;
f.	Securities held in accounts over which the access person had no direct influence or control; or
g.	Transactions effected pursuant to an automatic investment plan.
10.	Members of the Family/Household Include:
a.	A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);

b.	Children under the age of 18;
c.	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
d.	Any of the people who live in the Access Person’s household including: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws and adoptive relationships.

D.	Guidelines for Professional Standards
At all times, all Associated Persons must comply with applicable federal and state securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of federal (to the extent applicable), state and local laws and regulations pertaining to investment advisers and the general conduct of business.  These standards require all personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
1.	All Associated Persons are required to report any violation of the Code, by any person, to the Chief Compliance Officer. Such reports will be held in confidence.
2.
Associated persons must place the interests of Advisory Clients first.  All Associated Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients.  In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.

3.
All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

4.	No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the Chief Compliance Officer.

5.
Associated Persons must conduct all personal securities transactions in full compliance with this Code.  Doubtful situations should be resolved in favor of Advisory Clients and in cooperation with the Chief Compliance Officer. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

6.
Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company’s clients.  Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person’s judgment.

7.
The Company has adopted Insider Trading Policies that set parameters to the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material and non-public information.

8.	Associated persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Chief Compliance Officer.
9.
When any Associated Person faces a conflict or potential conflict between their personal interest and the interests of clients, he or she is required to immediately report the conflict to the Chief Compliance Officer for instructions regarding how to proceed.

10.
The recommendations and actions of the Company are confidential and private matters.  Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business.  In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the Chief Compliance Officer.

11.
No Associated Person  may accept or receive on his or her own behalf, or on behalf of the Company, any gift or other accommodation, which has a value in excess of $100.00 from any vendor, broker, securities sales representative, client or prospective client (a “business contact”) – per business contract per year. All gifts or other accommodations, which have a value in excess of $100.00 received by an Associated Persons or their Family/Household from a business contact, must be immediately reported to the Chief Compliance Officer.

12.
No Associated Person may give on their personal behalf, or on behalf of the Company, any gift or other accommodation to a business contact which has a value in excess of $100.00, without prior written approval from the Chief Compliance Officer.

Policies regarding gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.
13.	No Associated Person shall intentionally sell to or purchase from a client any security or other property.
14.	No Associated Persons shall provide loans to or receive loans from clients.
15.
No Associated Person shall communicate information known to be false to others (including but limited to clients, prospective clients, and other Associated Persons) with the intention of manipulating financial markets for persons gain.

16.	As a CFA Charterholder, in his duties as a practicing portfolio manager, Mr. MacNamara is bound to uphold the CFA Institute Asset Manager Code of Professional Conduct (available upon request).

E.	Personal Trading Policies
1.
General Information.  The following policies and procedures apply to all accounts owned or controlled by a current and future Access Person, and any “Covered Account”. Any account in question should be addressed with the Chief Compliance Officer immediately to determine if it is a Covered Account.

2.
Reporting Requirements.  All Access Persons must file the reports described below, even if there are no holdings, transactions or accounts to list in the reports.  Copies of all reporting forms may be obtained from the Chief Compliance Officer.

a.
Initial Holdings Reports (Exhibit “A”).  No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must file an Initial Holdings Report with the Chief Compliance Officer.

The Initial Holdings Report requires that each Access Person list all Reportable Securities on the date the Associated Person became an Access Person. It also requires each Access Person to list all brokers, dealers, and banks holding any Covered Account, on the date the Associated Person became an Access Person (or on the date this Code was adopted, if the Associated Person was already an Access Person on such date).
This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report.  Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.
Each Associated Person must notify the Chief Compliance Officer of any updates or changes to his or her Covered Accounts within 10 days of such update or change. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

b.
Quarterly Transaction Reports (Exhibit “B”).  No later than 30 calendar days after the end of March, June, September and December each year, each Access Person must file a Quarterly Transaction Report with the Chief Compliance Officer.

The Quarterly Transaction Report requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership.  This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer provided all required information is included in the report.  Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.
c.	Annual Holdings Reports (Exhibit “C”). By January 31st of each year, each Access Person must file an Annual Holdings Report with the Chief Compliance Officer.
The Annual Holdings Report requires each Access Person to list all Reportable Securities in Covered Accounts in which the Access Person had Beneficial Ownership as of December 31st of the previous year.  It also requires the Access Person to list all brokers, dealers and banks holding any accounts in which such person had direct or indirect Beneficial Ownership on December 31st of the previous year.  This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.  All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

F.	Prohibited and Restricted Transactions
1.
Access Persons may not acquire any Beneficial Ownership in any security in an initial public offering without first seeking written approval from the Chief Compliance Officer. A Personal Securities Trading Pre-Clearance Form should be used for this purpose (See Exhibit “D”).

2.
Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual potential, or apparent conflict of interest.

3.
Any Access Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek written approval by the Chief Compliance Officer. A Personal Securities Trading Pre-Clearance Form should be used for this purpose (See Exhibit “D”). In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the Chief Compliance Officer.

4.	Participation in Investment Clubs must be approved in writing the Chief Compliance Officer in advance of any such participation.

G.	Case-by-Case Exemptions.
Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the Chief Compliance Officer.  Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential or apparent conflict of interest.

H.	Pre Clearance for Personal Securities Transactions.
1.
Access Persons are prohibited from engaging in any transaction in a Covered Security in any account in which the Access Person has any Beneficial Ownership, unless the Access Person obtains pre-clearance for that transaction in advance of the transaction. Steven MacNamara must similarly approve any trade by the CCO.  A Personal Securities Trading Pre-Clearance Form should be used for this purpose in the Form attached to this policy as Exhibit “D”.  The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Pre-Clearance Form and returning it to the employee.  Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Pre-Clearance Form and returning it to the employee within 24 hours of the verbal notification.

2.
If pre-clearance is obtained, the approval is valid for the day on which it is granted and the 5 immediately following business days. Good ‘til Cancelled (GTC) orders are not allowed since the effective transaction date could potentially exceed the pre-clearance approval time frame.

The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before the transaction is executed. The Chief Compliance Officer may deny or revoke pre-clearance for any reason. In no event will pre-clearance be granted for any Covered Security if the Company has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security), unless in accordance with the Company’s policy on timing of personal securities transactions.

I.	Review and Recordkeeping
The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics, Evidence of the reviews shall be maintained in the Company’s files.  Steven MacNamara will review the CCO’s personal securities trading reports.
The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.
If the Company discovers any trading activity that appears to be in violation of this policy, the CCO will review the findings and assess additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:
1.	Written warning that will be made a permanent part of the Access Person’s record;
2.	Disgorgement of profits;
3.	Monetary fine;

J.	Insider Trading Policies
The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company.  The term “insider trading” is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.
1.
Prohibited Activities.   All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

a.	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or
b.	communicating material, non-public information about the issuer of any securities to any other person.
The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.
2.
Reporting of Material, Non-Public Information.  Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer.  The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

3.	Definitions
a.	Material Information. “Material information” generally includes:
i.	any information that a reasonable investor would likely consider important in making his or her investment decision; or
ii.	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.
Examples of material information include the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.
b.
Non-Public Information.  Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

c.
Insider Trading.  While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

d.
Insiders.  The concept of “insider” is broad, and includes all Associated Persons of a company.  In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes.  Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

e.
Penalties for Insider Trading.  The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

i.	civil injunctions
ii.	jail sentences
iii.	revocation of applicable securities-related registrations and licenses
iv.	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
v.	fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies.  These sanctions may include suspension or dismissal of the persons involved.

K.	Sanctions
All disciplinary responses to violations of the Code shall be administered by the Chief Compliance Officer.  Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

      Certification
Upon the Company’s adoption of this Code  and annually thereafter, all Associated Persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein.  Additionally, any change or modification to the Code will be distributed to all Associated Persons and they will be required to certify in writing their receipt, understanding and acceptance of the change(s).

Access Persons And Employees
As of 9/1/2008

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	ACCESS PERSON
Steven M MacNamara	Managing Member/CEO	SMM	Yes

Agreement to Abide by Code Of Ethics

This agreement is entered into by and between Horizons West Capital Partners, LLC (the “Company”) and the Associated Person whose name and signature is represented below (the “Employee”).

By signing this agreement, I, Steven M. MacNamara, acknowledge that:

1.	I have received a copy of the Company’s Code of Ethics;

2.	I have read and understands the information contained in the Code of Ethics; and,

3.	I will abide by the Code of Ethics and any subsequent amendments thereto.

I further certify that I have disclosed all legal and disciplinary events for which I am, or have been, personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

To comply with the personal securities transactions reporting policy and the Company’s Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Reportable Securities to send to the Company’s designated Chief Compliance Officer duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the policy and the Company's Code of Ethics.

__________________________                      ____________________
Signature                                                               Date

____________________________

Initial Personal Securities Holdings Report

To:           Chief Compliance Officer, Horizons West Capital Partners, LLC

As of __________, 20____ ,  I hold the following securities:  See Included Brokerage Statements

☐    As of __________, 20____, I do not have any direct or indirect Beneficial Ownership in any securities. However, I agree to promptly notify the designated Chief Compliance Officer if any account is opened so long as I am associated with Horizons West Capital Partners, LLC.

Signed                                :  ______________________________                                                                Date           :  ____________________

Reviewed By                      :  ______________________________                                                                Date           :  ____________________

Quarterly Report of Personal Securities Transactions

To:           Chief Compliance Officer, Horizons West Capital Partners, LLC

During the quarter ending ______, I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:  See Attached Brokerage Statements

☐	During the referenced period, I have not purchased or sold any Reportable Securities in my personal brokerage account or in any account in which I have a direct or indirect Beneficial Ownership.

☐	During the above period, I have disclosed to the Company any new accounts in which I have direct or indirect Beneficial Ownership.

☐
I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify Horizons West Capital Partners, LLC if any such account is opened, so long as I am associated with Horizons West Capital Partners, LLC.

Signed                                           :  ______________________________                                                                Date           :  ____________________

Reviewed By                                :  ______________________________                                                                Date           :  ____________________

Annual Personal Securities Holdings Report

To:           Chief Compliance Officer, Horizons West Capital Partners, LLC
As of ______, 20___ , I hold the following securities:  See Included Brokerage Statements

☐  As of ______, 20____, I do not have any direct or indirect Beneficial Ownership in any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any account is opened, so long as I am associated with Horizons West Capital Partners, LLC.

Signed                                :  ______________________________                                                                Date           :  ____________________

Reviewed By                     :  ______________________________                                                                Date           :  ____________________

Personal Securities Trading Pre-Clearance Form

Name:  _____________________________________
Details of Proposed Transaction
Circle One	Purchase / Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share /Units
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request:  ________________________
You ☐may /  ☐ may not execute the proposed transaction described above.
If approved, this approval is valid for the day on which it is granted and for the 5 business days immediately following.

______________________________________
Authorized Signature

Date of Response:  __________________

Annual Code of Ethics Certification of Compliance

In accordance with the Code of Ethics for Horizons West Capital Partners, LLC (HWCP), I certify that during the year ended as of December 31, ________
1.	I have reported all Covered Accounts in which I have Beneficial Ownership and which may contain Reportable and/or Non-Reportable Securities holdings.
2.
I have obtained pre-clearance for all Reportable Securities transactions in which I have Beneficial Ownership, except for transactions exempt from pre-clearance, or for which I have received a written exception from the Chief Compliance Officer.

3.	I have reported all Reportable Securities transactions in which I have Beneficial Ownership, except for transactions for which I have received a written exception from the Chief Compliance Officer.
4.	I have complied with the Code of Ethics in all other respects.

_____________________________________
Print Name

____________________________________
Signature

Dated:           ____________________